UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under § 240.14a-12

Airgas, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Michael Molinini Chief Executive Officer Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087 www.airgas.com

November 2015

Dear Valued Customer,

I am pleased to inform you that Airgas recently announced that we have entered into an agreement with Air Liquide, under which Air Liquide will acquire Airgas. The transaction is subject to Airgas' shareholder approval, receipt of necessary antitrust and other regulatory approvals and other customary conditions and provisions. Please see our press release and additional details at www.airgas.com .

Air Liquide is  a  world leader in gases, technologies and services. Air Liquide is  present in 80 countries, has more than 50,000 employees and serves more than two million customers and patients. Together, the two businesses will become the largest industrial gas company in the world.

We here at Airgas are thrilled to join forces with Air Liquide to provide you with enhanced service and offerings. We truly believe that our customers will find added value in Air Liquide's unrivaled global footprint and strength in engineering, technology and innovation, while still being able to rely on the Airgas commitment to service, safety, timely delivery, and supply reliability that has made us your supplier of choice.

There are many steps to complete for closing, so there will be no immediate change to the way we operate, and we do not expect significant change in our service model after the transaction is completed. Our ultimate goal is to ensure a seamless, positive transition for you. If you have any questions, please contact your local Airgas sales associate or region president. You may also visit www.airgas.com where we will post materials and updates on an ongoing basis.

Thank you for the opportunity to serve your needs. Together, Air Liquide and Airgas look forward to continuing to work with you in the future.

Sincerely,

Mike Molinini

Forward-Looking Statements
This document contains statements that are forward-looking.  Forward-looking statements include the statements identified as forward-looking in the Company's press release announcing its most recent quarterly earnings, as well as any statement that is not based on historical fact, including statements containing the words "believes," "may," "plans," "will," "could," "should," "estimates," "continues," "anticipates," "intends," "expects" and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law.  Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in the Company's November 17, 2015 merger agreement with Air Liquide, the press release announcing its most recent quarterly earnings, as well as other factors described in the Company's reports, including its March 31, 2015 Form 10-K, subsequent Forms 10-Q, and other forms filed by the Company with the Securities and Exchange Commission.

Important Additional Information and Where to Find It
In connection with the proposed transaction, Airgas ("Airgas") will file with the SEC and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, AIRGAS'S STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement and other documents that Airgas files with the SEC (when available) from the SEC's website at www.sec.gov and Airgas's website at http://investor.shareholder.com/arg/. In addition, the proxy statement and other documents filed by Airgas with the SEC (when available) may be obtained from Airgas free of charge by directing a request to Joseph Marczely, Manager, Investor Relations, Airgas, Inc., 259 N. Radnor-Chester Road, Radnor, PA 19087-5283, Phone: 610-263-8277.

Airgas and its directors, executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from Airgas stockholders with respect to the proposed acquisition of Airgas. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Airgas's Annual Report on Form 10-K for the fiscal year ended March 31, 2015. Additional information regarding the interests of such individuals in the proposed acquisition of Airgas will be included in the proxy statement relating to such acquisition when it is filed with the SEC. These documents may be obtained free of charge from the SEC's website at www.sec.gov and Airgas's website at http://investor.shareholder.com/arg/.